REPORT OF IN DEPENDENT PUBLIC ACCOUNTANTS

TO THE SHAREHOLDERS OF STOLT-NIELSEN S.A.:

We have audited the accompanying consolidated balance sheets of Stolt-Nielsen S.A. (a Luxembourg company) and subsidiaries (the "Company") as of November 30, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended November 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stolt-Nielsen S.A. and subsidiaries as of November 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2001, in conformity with accounting principles generally accepted in the United States.

                                 ARTHUR ANDERSEN LLP

New York, New York
January 30, 2002

CONSOLIDATED STATEMENTS OF INCOME


For the years ended November 30, (in thousands, except per share data)       2001         2000         1999
----------------------------------------------------------------------    ----------   ----------   ----------

NET OPERATING REVENUE:
Stolt-Nielsen Transportation Group:
   Tankers                                                                $  754,867   $  691,775   $  618,038
   Tank Containers                                                           214,368      223,708      206,116
   Terminals                                                                  78,447       59,298       55,350
----------------------------------------------------------------------    ----------   ----------   ----------

                                                                           1,047,682      974,781      879,504
----------------------------------------------------------------------    ----------   ----------   ----------

Stolt Offshore                                                             1,255,938      983,420      640,726
Stolt Sea Farm                                                               374,378      325,952      276,406
Optimum Logistics                                                                418            -            -
----------------------------------------------------------------------    ----------   ----------   ----------

                                                                           2,678,416    2,284,153    1,796,636
----------------------------------------------------------------------    ----------   ----------   ----------

OPERATING EXPENSES:
Stolt-Nielsen Transportation Group:
   Tankers                                                                   592,183      581,874      529,475
   Tank Containers                                                           173,583      179,586      163,562
   Terminals                                                                  48,298       35,328       34,926
----------------------------------------------------------------------    ----------   ----------   ----------

                                                                             814,064      796,788      727,963
----------------------------------------------------------------------    ----------   ----------   ----------

Stolt Offshore                                                             1,161,553      930,046      568,304
Stolt Sea Farm                                                               350,963      273,425      229,719
----------------------------------------------------------------------    ----------   ----------   ----------

                                                                           2,326,580    2,000,259    1,525,986
----------------------------------------------------------------------    ----------   ----------   ----------

   GROSS PROFIT                                                              351,836      283,894      270,650
Equity in net income (loss) of non-consolidated joint ventures (Note 4)       13,014       (3,127)       4,690
Administrative and general expenses                                         (209,499)    (186,125)    (158,746)
Write-off of Comex trade name (Note 2)                                        (7,932)           -            -
Restructuring charges (Note 6)                                                     -       (3,320)      (4,414)
----------------------------------------------------------------------    ----------   ----------   ----------

   INCOME FROM OPERATIONS                                                    147,419       91,322      112,180
----------------------------------------------------------------------    ----------   ----------   ----------

NON-OPERATING (EXPENSE) INCOME:

Interest expense                                                            (119,155)    (111,681)     (71,467)
Interest income                                                                5,297        6,147        6,104
Foreign currency exchange gain (loss), net                                    (2,056)      (2,039)       2,449
Gain on disposal of assets, net (Note 7)                                      14,275        2,172        5,013
Other, net                                                                     1,219          744        1,932
----------------------------------------------------------------------    ----------   ----------   ----------

                                                                            (100,420)    (104,657)     (55,969)
----------------------------------------------------------------------    ----------   ----------   ----------

   INCOME (LOSS) BEFORE INCOME TAX PROVISION AND MINORITY INTEREST            46,999      (13,335)      56,211
Income tax provision (Note 9)                                                (27,561)     (15,374)        (481)
----------------------------------------------------------------------    ----------   ----------   ----------

   INCOME (LOSS) BEFORE MINORITY INTEREST                                     19,438      (28,709)      55,730
----------------------------------------------------------------------    ----------   ----------   ----------

Minority interest (Note 8)                                                     4,254       16,314       (8,822)
----------------------------------------------------------------------    ----------   ----------   ----------

   NET INCOME (LOSS)                                                      $   23,692   $  (12,395)  $   46,908
----------------------------------------------------------------------    ----------   ----------   ----------

EARNINGS (LOSS) PER COMMON AND CLASS B SHARE AND EQUIVALENTS (NOTE 2):
   Basic                                                                  $     0.43   $    (0.23)  $     0.86
   Diluted                                                                $     0.43        (0.23)        0.86
----------------------------------------------------------------------    ----------   ----------   ----------

WEIGHTED AVERAGE NUMBER OF COMMON AND CLASS B SHARES AND EQUIVALENTS
  OUTSTANDING:
   Basic                                                                      54,870       54,684       54,526
   Diluted                                                                    55,303       54,684       54,806
----------------------------------------------------------------------    ----------   ----------   ----------


The accompanying notes to consolidated financial statements are an integral part of these statements.

pages 32/33

CONSOLIDATED BALANCE SHEETS


As of November 30, (in thousands except share numbers)                                 2001          2000
-------------------------------------------------------------------------------    -----------   -----------

ASSETS

CURRENT ASSETS:

Cash and cash equivalents                                                          $    24,865   $    28,770
Trade receivables, net of allowance for doubtful accounts of $15,174 in 2001           566,628       396,757
    and $12,455 in 2000
Inventories (Note 10)                                                                  186,695       165,655
Receivables from related parties (Note 4)                                               67,594        33,094
Restricted cash deposits (Note 11)                                                       1,574         4,526
Prepaid expenses and other current assets (Note 9)                                     107,460       127,577
-------------------------------------------------------------------------------    -----------   -----------

    TOTAL CURRENT ASSETS                                                               954,816       756,379
-------------------------------------------------------------------------------    -----------   -----------

FIXED ASSETS, AT COST:

Tankers                                                                              2,006,178     1,946,881
Tankers under construction                                                              38,544        68,017
Tank containers                                                                        135,661       126,439
Terminal facilities                                                                    240,970       301,094
Subsea ships and facilities                                                          1,096,329     1,042,972
Seafood facilities                                                                     195,186       133,062
Other                                                                                   59,032        44,145
-------------------------------------------------------------------------------    -----------   -----------

                                                                                     3,771,900     3,662,610
Less--accumulated depreciation and amortization                                     (1,260,187)   (1,111,955)
-------------------------------------------------------------------------------    -----------   -----------

                                                                                     2,511,713     2,550,655
-------------------------------------------------------------------------------    -----------   -----------

Investments in non-consolidated joint ventures and other assets (Note 4)               246,568       217,955
Deferred income tax asset (Note 9)                                                      36,126        27,199
Goodwill and other intangible assets, net of accumulated amortization
of $39,940 in 2001 and $38,285 in 2000 (Note 5)                                        222,651       175,115
-------------------------------------------------------------------------------    -----------   -----------

    TOTAL ASSETS                                                                   $ 3,971,874   $ 3,727,303
-------------------------------------------------------------------------------    -----------   -----------

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

Short-term bank loans (Note 12)                                                    $   284,083   $   131,337
Current maturities of long-term debt and capital lease obligations (Note 13)           133,016        67,506
Accounts payable                                                                       383,272       315,133
Accrued voyage expenses                                                                 55,520        56,184
Other accrued and current liabilities (Note 9)                                         249,923       233,145
-------------------------------------------------------------------------------    -----------   -----------

    TOTAL CURRENT LIABILITIES                                                        1,105,814       803,305
-------------------------------------------------------------------------------    -----------   -----------

Long-term debt and capital lease obligations (Note 13)                               1,275,755     1,347,469
Deferred income tax liability (Note 9)                                                  36,104        38,952
Other non-current liabilities                                                          131,995       123,802
Minority interest (Note 8)                                                             321,584       317,943
Commitments and contingencies (Note 15)

SHAREHOLDERS' EQUITY:

Founder's shares: no par value--30,000,000 shares authorized, 15,651,639 shares issued and outstanding in 2001 and, 7,970,864 shares issued and outstanding
  in 2000 at stated value                                                                    -             -
Capital stock:
Common shares: no par value--120,000,000 authorized, 62,606,559 shares issued
  in 2001 and, 31,883,456 shares issued in 2000 at stated value                         62,607        31,884
Class B shares: no par value--60,000,000 authorized and 30,648,690 shares
  issued in 2000, at stated value                                                            -        30,649
Paid-in surplus                                                                        384,199       383,353
Retained earnings                                                                      894,897       884,959
Accumulated other comprehensive loss (Note 2)                                         (107,057)     (100,989)
-------------------------------------------------------------------------------    -----------   -----------

                                                                                     1,234,646     1,229,856
-------------------------------------------------------------------------------    -----------   -----------

Less--Treasury stock-at cost, 7,688,810 Common shares in 2001, and 2000               (134,024)     (134,024)
-------------------------------------------------------------------------------    -----------   -----------

    TOTAL SHAREHOLDERS' EQUITY                                                       1,100,622     1,095,832
-------------------------------------------------------------------------------    -----------   -----------

    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                      $3,971,874   $ 3,727,303
-------------------------------------------------------------------------------    -----------   -----------


The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                                                       Accumulated
                                                                                                             Other
                                                        Capital    Paid-in    Treasury    Retained   Comprehensive   Comprehensive
(in thousands, except share data)                         Stock    Surplus       Stock    Earnings   Income (Loss)   Income (Loss)
----------------------------------------------------   --------   --------   ---------   ---------   -------------   -------------

BALANCE, NOVEMBER 30, 1998                             $ 62,191   $347,019   $(134,024)  $ 884,615   $    (27,434)

Exercise of stock options for
    43,125 Common shares and
    21,562 Class B shares                                    64        635                       -
Issuance of 10,781 Founder's shares                           -          -                       -
Cash dividends paid--$0.375 per
    Common and Class B share                                  -          -           -     (20,444)             -
Cash dividends paid--$0.005 per
    Founder's share                                           -          -           -         (39)             -
Net Income                                                    -          -           -      46,908                   $    46,908
Other comprehensive income (loss):
    Translation adjustments, net                              -          -           -                    (21,767)       (21,767)
    Unrealized gains on securities                            -          -           -           -          3,902          3,902
                                                                                                                     -------------
Other comprehensive loss                                                                                                 (17,865)
                                                                                                                     -------------
Comprehensive income                                                                                                 $    29,043
----------------------------------------------------   --------   --------   ---------   ---------   -------------   -------------

BALANCE, NOVEMBER 30, 1999                             $ 62,255   $347,654   $(134,024)  $ 911,040   $    (45,299)

Exercise of stock options for
    172,512 Common shares and
    104,226 Class B shares                                  278      3,190           -           -              -
Issuance of 150,755 Founder's shares                          -          -           -           -              -
Cash dividends paid--$0.25 per
    Common share                                              -          -           -     (13,647)             -
Cash dividends paid--$0.005 per
    Founder's share                                           -          -           -         (39)             -
Dilution of interest in Stolt Offshore
    (Note 5)                                                  -     32,509           -           -              -
Net loss                                                      -                      -     (12,395)             -        (12,395)
Other comprehensive income (loss):
    Translation adjustments, net                              -          -           -           -        (48,611)       (48,611)
    Unrealized loss on securities                             -          -           -           -         (7,079)        (7,079)
                                                                                                                     -------------
Other comprehensive loss                                                                                                 (55,690)
                                                                                                                     -------------
Comprehensive loss                                                                                                   $   (68,085)
----------------------------------------------------   --------   --------   ---------   ---------   -------------   -------------

BALANCE, NOVEMBER 30, 2000                             $ 62,533   $383,353   $(134,024)  $ 884,959   $  (100,989)

Exercise of stock options for
    74,413 Common shares                                     74        846           -                         -
Issuance of 7,680,775 Founder's shares                        -          -           -                         -
Cash dividends paid--$0.25 per Common                         -          -           -     (13,714)            -
Cash dividends paid--$0.005 per
    Founder's share                                           -          -           -         (40)
Net income                                                    -          -                  23,692                        23,692
Other comprehensive income (loss):
    Translation adjustments, net                              -          -           -           -         8,554           8,554
    Unrealized loss on securities                             -                      -           -        (8,761)         (8,761)
    Minimum pension liability adjustment,
        net of tax of $2,840                                  -                      -           -        (4,260)         (4,260)
    Transition adjustment upon adoption of
        SFAS No. 133                                                     -           -           -        (5,083)         (5,083)
    Net gains on cash flow hedges reclassified
        into earnings                                         -          -           -          -          3,482           3,482
                                                                                                                     -------------
Other comprehensive loss                                                                                                  (6,068)
                                                                                                                     -------------
Comprehensive income                                                                                                 $    17,624
----------------------------------------------------   --------   --------   ---------   ---------   -------------   -------------

BALANCE, NOVEMBER 30, 2001                             $ 62,607   $384,199   $(134,024)  $ 894,897   $(107,057)
----------------------------------------------------   --------   --------   ---------   ---------   -------------   -------------


The accompanying notes to consolidated financial statements are an integral part of these statements.

pages 34/35

CONSOLIDATED STATEMENTS OF CASH FLOWS


(in thousands)                                                                    2001        2000        1999
----------------------------------------------------------------------------   ---------   ---------   ---------

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income (Loss)                                                              $  23,692   $ (12,395)  $  46,908
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating
  Activities:
    Depreciation of fixed assets                                                 201,568     184,224     148,238
    Amortization of intangible assets                                              9,859       8,658       7,963
    Write-off of Comex trade name                                                  7,932           -           -
    Amortization of drydock costs                                                 20,141      16,161      17,296
    Provisions for reserves and taxes                                            (13,048)      4,013     (15,372)
    Equity in net (income) loss of non-consolidated joint ventures               (13,014)      3,127      (4,690)
    Minority interest                                                             (4,254)    (16,314)      8,822
    Gain on disposal of assets, net                                              (14,275)     (2,172)     (5,013)
Changes in Assets and Liabilities, Net of Effect of Acquisitions and
  Divestitures:
    (Increase) decrease in trade receivables                                    (146,350)     21,106      18,341
    Decrease (increase) in inventories                                            16,695     (33,716)     12,936
    Decrease (increase) in prepaid expenses and other current assets              17,740     (32,075)      3,430
    Increase (decrease) in accounts payable and accrued liabilities               36,147      20,342     (30,134)
Payments of drydock costs                                                        (31,644)    (12,048)    (11,400)
Other, net                                                                          (830)     (8,110)     (3,039)
----------------------------------------------------------------------------   ---------   ---------   ---------

    NET CASH PROVIDED BY OPERATING ACTIVITIES                                    110,359     140,801     194,286
----------------------------------------------------------------------------   ---------   ---------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:

    Capital expenditures                                                        (202,880)   (285,787)   (303,296)
    Proceeds from sales of ships and other assets                                 77,001      71,975     117,800
    Acquisition of subsidiaries, net of cash acquired                            (80,658)   (120,374)    (21,790)
    Investment in and advances to affiliates and others, net                     (31,156)    (12,380)    (38,249)
    Dividends from non-consolidated joint ventures                                12,710       2,691      13,154
    Decrease (increase) in restricted cash deposits                                2,546      (2,583)       (982)
    Other, net                                                                    (9,214)     (9,110)    (14,858)
----------------------------------------------------------------------------   ---------   ---------   ---------

    NET CASH USED IN INVESTING ACTIVITIES                                       (231,651)   (355,568)   (248,221)
----------------------------------------------------------------------------   ---------   ---------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:

    Increase in loans payable to banks, net                                      144,167      14,266      16,042
    Repayment of long-term debt                                                  (82,157)   (243,240)    (74,414)
    Principal payments under capital lease obligations                            (9,510)    (11,478)     (3,248)
    Proceeds from issuance of long-term debt--ship financing/other                77,546     473,496     117,370
    Proceeds from exercise of stock options in the Company and Stolt Offshore      1,308       5,464       1,282
    Dividends paid                                                               (13,754)    (13,686)    (20,483)
----------------------------------------------------------------------------   ---------   ---------   ---------

    NET CASH PROVIDED BY FINANCING ACTIVITIES                                    117,600     224,822      36,549
----------------------------------------------------------------------------   ---------   ---------   ---------

Effect of exchange rate changes on cash                                             (213)     (1,657)        (18)
----------------------------------------------------------------------------   ---------   ---------   ---------

    NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          (3,905)      8,398     (17,404)
Cash and cash equivalents at beginning of year                                    28,770      20,372      37,776
----------------------------------------------------------------------------   ---------   ---------   ---------

    CASH AND CASH EQUIVALENTS AT END OF YEAR                                   $  24,865   $  28,770   $  20,372
----------------------------------------------------------------------------   ---------   ---------   ---------


The accompanying notes to consolidated financial statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. THE COMPANY

Stolt-Nielsen S.A. ("SNSA"), a Luxembourg company, and subsidiaries (together, the "Company") are engaged in three businesses: Transportation, Offshore Construction, and Seafood.

The Transportation business, which is carried out through Stolt-Nielsen Transportation Group Ltd. ("SNTG"), is engaged in the worldwide transportation, storage, and distribution of bulk liquid chemicals, edible oils, acids, and other specialty liquids providing its customers with integrated logistics solutions.

The Offshore Construction business is carried out through Stolt Offshore S.A. ("SOSA"), a subsidiary in which the Company held a 53% economic interest and a 61% voting interest as of November 30, 2001. SOSA is a leading contractor to the offshore oil and gas industry, specializing in technologically sophisticated deepwater engineering, flowline and pipeline lay, construction, inspection and maintenance services.

The Seafood business, wholly-owned by the Company and carried out through Stolt Sea Farm Holdings plc ("SSF"), produces, processes, and markets high quality seafood products, including Atlantic salmon, salmon trout, turbot, halibut, sturgeon, caviar, tuna, sole and tilapia.

In addition, in early 2000 the Company decided to commercialize its expertise in logistics and procurement. Optimum Logistics Ltd. ("OLL") was established to provide software and professional services for supply chain management in the bulk process industries. SeaSupplier Ltd. ("SSL") was established to provide software and professional services for the procurement process in the marine industry.


2. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the financial statements of all majority-owned companies after the elimination of all significant intercompany transactions and balances. The Company has equity investments of 50% or less in various affiliated companies which are accounted for using the equity method.

SNTG operates the Stolt Tankers Joint Service (the "Joint Service"), an arrangement for the coordinated marketing, operation, and administration of tankers owned or chartered by the Joint Service, participants in the deep sea intercontinental market. Net revenue available for distribution to the participants is defined in the Joint Service Agreement as the combined operating revenue of the ships which participate in the Joint Service, less combined voyage expenses, overhead costs, and commission to outside brokers. The net revenue is distributed proportionately to each participant according to a formula which takes into account each ship's cargo capacity, its number of operating days during the period, and an earnings factor assigned. For the years ended November 30, 2001, 2000, and 1999, SNTG received approximately 74%, 70% and 66%, respectively, of the net revenues of the Joint Service. The financial statements of the Joint Service have been consolidated in the accompanying consolidated financial statements, with a provision included in tanker operating expenses for the amount of profit distributed to the minority participants. These provisions were approximately $100.3 million, $102.6 million, and $105.1 million for the years ended November 30, 2001, 2000, and 1999, respectively, and include amounts distributed to non-consolidated joint ventures of SNTG of $42.0 million, $37.1 million, and $35.9 million. The amounts distributed are net of commissions to SNTG of $2.0 million in 2001, and $2.3 million for 2000 and 1999. As of November 30, 2001 and 2000, the net amounts payable to participants in which SNTG holds an equity interest for amounts to be distributed by the Joint Service were $3.9 million and $4.2 million respectively. These amounts are included in "Other accrued and current liabilities" in the accompanying consolidated balance sheets as of November 30, 2001 and 2000.

REVENUE RECOGNITION

SNTG--TANKERS Consistent with shipping industry practice, revenues from tanker operations are shown in the consolidated statements of income net of commissions, sublet costs, transshipment, and barging expenses.

The operating results of voyages in progress at the end of each reporting period are estimated and pro-rated on a per day basis for inclusion in the consolidated statements of income. The consolidated balance sheets reflect the deferred portion of revenues and expenses on voyages in progress at the end of each reporting period as applicable to the subsequent period. As of November 30, 2001 and 2000, deferred revenues of $29.9 million and $19.3 million, respectively, are included in "Other accrued and current liabilities" in the accompanying consolidated balance sheets.

SNTG--TANK CONTAINERS Revenues for tank containers relate primarily to short-term shipments, with the freight revenue and estimated expenses recognized when the tanks are shipped, based upon contract rates. Additional miscellaneous revenues earned from other sources are recognized after completion of the shipment.

SNTG--TERMINALS Revenues for terminal operations consist of rental income for the utilization of storage tanks by its customers, with the majority of rental income earned under long-term contracts. These contracts generally provide for fixed rates for the use of the storage tanks and/or the throughput of commodities pumped through the facility. Revenues can also be earned under short-term agreements contracted at spot rates. Revenue is recognized over the time period of usage, or upon completion of specific throughput measures, as specified in the contracts.

SOSA Long-term contracts of SOSA are accounted for using the percentage-of-completion method. Revenue and gross profit are recognized each period based upon the advancement of the work-in-progress, which is based on the ratio of costs incurred to date to the total estimated costs, taking into account the level of physical completion. Where the stage of completion is insufficient to enable a reasonably certain forecast of gross profit to be established, no gross profit is recognized during the period. Provisions for anticipated losses are made in the period in which they become known. A major portion of SOSA's revenue is billed under fixed-price contracts. However, due to the nature of the services performed, variation orders are commonly billed to the customers in the normal course of business and are recognized as contract revenue only after agreement with the customers has been reached on the scope of work and fees to be charged.

SSF SSF recognizes revenue either on dispatch of product to customers, in the case of sales that are made on FOB processing plant terms, or on delivery of product to customers, where the terms of the sale are CIF (Cost, Insurance and Freight) and DDP (Delivered Duty Paid) customer. The amount recorded as revenue includes all amounts invoiced according to the terms of the sale, including shipping and handling billed to customers, and is after deductions for claims or returns of goods, rebates and allowances against the price of the goods, and bad or doubtful debt provisions and write-offs.

OLL AND SSL OLL and SSL have various types of fee income, including non-refundable subscription fees and transaction fees. Subscription fees that are billed in advance are recorded as revenue over the subscription period. Transaction fees that are based upon the number or value of transactions are recorded as earned as the related service transactions are performed.

pages 36/37

USE OF ESTIMATES

The preparation of financial statements, in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent gains and losses at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FOREIGN CURRENCY TRANSLATION

The Company translates the financial statements of its non-U.S. subsidiaries into U.S. dollars from their functional currencies (usually local currencies) in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 52. Under SFAS No. 52, assets and liabilities denominated in foreign currencies are generally translated at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated at exchange rates which approximate the average rate prevailing during the period. The resulting translation adjustments are recorded in a separate component of accumulated other comprehensive income (loss) as "Translation adjustments, net" in the accompanying consolidated statements of shareholders' equity. Exchange gains and losses resulting from transactions denominated in a currency other than the functional currency are included in "Foreign currency exchange gain (loss), net" in the accompanying consolidated statements of income.

CAPITALIZED INTEREST

Interest costs during the construction period of significant assets are capitalized and charged to expense over the lives of the related assets. The Company capitalized $4.1 million, $8.0 million, and $16.4 million of interest expense in fiscal years 2001, 2000, and 1999, respectively.

EARNINGS PER SHARE

Basic earnings per share ("EPS") is computed by dividing net income (loss) by the weighted average number of shares outstanding during the period. Diluted EPS is computed by adjusting the weighted average number of shares outstanding during the period for all potentially dilutive shares and equivalents outstanding during the period using the treasury stock method. As further discussed in Note 17, Founder's shares, which provide the holder thereof with certain control features, only participate in earnings to the extent of $0.005 per share for years in which dividends are declared, and are limited to $0.05 per share upon liquidation. For purposes of computing EPS, dividends paid on Founder's shares are deducted from earnings to arrive at earnings available to Common and Class B shareholders.

All share data and per share data have been restated to reflect the share reclassification on March 7, 2001 whereby Class B Shares were reclassified to Common Shares on a one-for-one basis.

The outstanding stock options under the Company's 1987 Stock Option Plan and 1997 Stock Option Plan (Note 18) are included in the diluted EPS calculation to the extent they are dilutive. Outstanding options to purchase 2,630,003 and 2,115,022 shares were not included in the computation of diluted earnings per share at November 30, 2001 and 1999, respectively, because to do so would have been antidilutive. The following is a reconciliation of the numerator and denominator of the basic and diluted EPS computations.

                                                        For the years ended November 30,
----------------------------------------------------   ---------   ---------   ---------
(in thousands, except per share data)                     2001        2000        1999
----------------------------------------------------   ---------   ---------   ---------

Net Income (Loss)                                      $  23,692   $ (12,395)  $  46,908
Less: Dividends on
    Founder's shares                                         (40)        (39)        (39)
----------------------------------------------------   ---------   ---------   ---------

Net income (loss) attributable to
    Common and Class B
    shareholders                                       $  23,652   $ (12,434)  $  46,869
----------------------------------------------------   ---------   ---------   ---------

Basic weighted average shares
    outstanding                                           54,870      54,684      54,526
Options issued to executives
    (Note 18)                                                433           -         280
----------------------------------------------------   ---------   ---------   ---------

Diluted weighted average shares
    outstanding                                           55,303      54,684      54,806
----------------------------------------------------   ---------   ---------   ---------

Basic Earnings (loss) per share                        $    0.43   $   (0.23)  $    0.86
Diluted Earnings (loss) per share                           0.43       (0.23)       0.86
----------------------------------------------------   ---------   ---------   ---------

The diluted loss per share for the year ended November 30, 2000 does not include common shares equivalents in respect to share options of 571,825 as their effect would be anti-dilutive.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include time deposits and certificates of deposit with an original maturity of three months or less.

INVENTORY

SOSA inventories are stated at the lower of cost or market value. Cost is generally determined using the weighted average cost method. Mobilization costs (costs, principally labor and materials, of fitting out and preparing equipment for specific contracts) are amortized over the shorter of the expected duration of the related contracts or the estimated useful life of the equipment.

SSF's raw materials, biomass, and finished goods are valued at average production cost or market price, whichever is lower. Finished goods consist of frozen and processed fish products.

DEPRECIATION OF FIXED ASSETS

SNTG's tankers are depreciated on a straight-line basis to a residual value of 10% of cost over management's estimate of the ships' useful lives from acquisition, which range up to 25 years.

SNTG's tank containers are depreciated on a straight-line basis over their estimated useful lives of 20 years.

SNTG's terminal facility assets are depreciated substantially on a straight-line basis over their estimated useful lives, which primarily range from five to 40 years. The most significant assets, storage tanks, are depreciated over 30 years.

SOSA assets are depreciated on a straight-line basis over their estimated useful lives which range from seven to 10 years for operating equipment, six to 25 years for construction support ships, and five to 33 years for buildings and other assets.

SSF facilities are depreciated substantially on a straight-line basis over their estimated useful lives, which range from four to 20 years.

Other fixed assets consist primarily of furniture and fixtures, and computer hardware and software which are depreciated on a straight-line basis over their estimated useful lives of three to 10 years.

Depreciation expense, which excludes amortization of capitalized dry-dock costs, for the years ended November 30, 2001, 2000, and 1999, was $201.6 million, $184.2 million, and $148.2 million, respectively.

Drydock costs are capitalized under the deferral method, whereby the Company capitalizes its drydock costs and amortizes them over the period until the next drydock. Amortization of capitalized drydock costs was $20.1 million, $16.2 million, and $17.3 million for the years ended November 30, 2001, 2000, and 1999, respectively. The unamortized portion of capitalized drydock costs of $51.0 million and $36.0 million is included in "Investments in non-consolidated joint ventures and other assets" in the accompanying consolidated balance sheets at November 30, 2001 and 2000, respectively.

Maintenance and repair costs, which exclude amortization of the costs of ship surveys, drydock, and renewals of tank coatings, for the years ended November 30, 2001, 2000, and 1999, were $79.9 million, $76.2 million, and $65.6 million, respectively, and are included in "Operating Expenses" in the accompanying consolidated statements of income.

SOFTWARE AND WEBSITE DEVELOPMENT COSTS

The Company accounts for costs of developing internal use software and its websites in accordance with AICPA Statement of Position 98-1, "ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE," and Emerging Issues Task Force Issue No. 00-2, "ACCOUNTING FOR WEBSITE DEVELOPMENT COSTS." Accordingly, the Company expenses all costs incurred that relate to the planning and post implementation phases of development. Costs incurred in the development phase are capitalized and amortized over the expected useful life of the software, generally between three and five years. Such costs capitalized amounted to $2.2 million and $6.8 million in 2001 and 2000, respectively. Costs associated with the repair or maintenance of the existing site or the development of website content are expensed as incurred.

FINANCIAL INSTRUMENTS

The Company enters into forward exchange and options contracts to hedge foreign currency transactions on a continuing basis for periods consistent with its committed and forecasted exposures. This hedging minimizes the impact of foreign exchange rate movement on the Company's U.S. dollar results. The Company's foreign exchange contracts do not subject the Company's results of operations to risk due to exchange rate movements because gains and losses on these contracts generally offset gains and losses on the assets and liabilities being hedged. Generally, currency contracts designated as hedges of commercial commitments mature within two years.

For each derivative contract the relationship between the hedging instrument and hedged item, as well as its risk-management objective and strategy for undertaking the hedge is formally documented. This process includes linking all derivatives that are designated as fair-value, cash-flow, or foreign-currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. Contracts are generally held to their maturity date matching the hedge with the asset or liability hedged. The derivative instrument terms (currency, maturity, amount) perfectly match the underlying asset or liability resulting in no economical ineffectiveness. Hedges are never transacted for trading purposes or speculation.

Unrealized gains and losses on foreign exchange contracts designated as a cash flow hedge are recorded in "other comprehensive income" and as an asset or liability on the balance sheet. On maturity, the hedge contract gains or losses are included in the underlying commercial transaction. For hedge contracts designated as a fair value hedge, all realized and unrealized gains or losses are recorded in income.

The Company also uses interest rate swaps to hedge certain underlying debt obligations. For qualifying hedges, the interest rate differential between the debt rate and the swap rate is reflected as an adjustment to interest expense over the life of the swap. Interest rate swap contracts generally match the maturity of the underlying debt.

The Company uses bunker fuel hedge contracts to lock in the price of future forecasted bunker requirements. The hedge contracts perfectly match the type of bunker fuel being purchased resulting in no ineffectiveness between the hedge contract and the bunker fuel purchases. Bunker fuel contracts are designated as cash flow hedges and all unrealized gains or losses are recorded in "other comprehensive income" and as an asset or liability on the balance sheet. On maturity, the hedge contract gains or losses are included in the underlying cost of the bunker fuel costs.

Refer to Note 20, "Financial Instruments" for further discussion.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Cash paid for interest and income taxes was as follows:

                               For the years ended November 30,
----------------------------   ---------------------------------
(in thousands)                    2001         2000        1999
----------------------------   --------     --------     -------
Interest, net of amounts
  capitalized                  $117,043     $102,279     $71,145
Income taxes                     20,718       35,165      13,074
----------------------------   ---------------------------------

SOSA Class A shares issued in connection with the acquisitions of ETPM and Danco A/S in 2000 amounted to $139.1 million. Debt assumed in the SOSA acquisition of ETPM S.A. amounted to $89.4 million in 2000, and capital lease obligations assumed in 2000 amounted to $32.0 million.

Debt assumed in SSF acquisitions in 2001 and 2000 amounted to $9.4 million and $4.2 million, respectively. Debt assumed in the SSF acquisition of International Aqua Foods Ltd. amounted to $9.2 million in 1999.

INVESTMENT SECURITIES

The Company determines the appropriate classification of equity securities at the time of purchase. Equity securities classified as available for sale are measured at fair value. Material unrealized gains and losses, net of tax, are recorded as a separate component of other comprehensive income (loss) until realized. As of November 30, 2001 and 2000, available-for-sale investments of $18.1 million and $21.2 million are included in "Investments in non-consolidated joint ventures and other assets" in the accompanying consolidated balance sheets.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill represents the excess of the purchase price over the fair value of certain assets acquired. Goodwill and other intangible assets, which include patents and trademarks, for all acquisitions completed prior to July 1, 2001, are being amortized on a straight-line basis, over periods of five to 40 years. The Company continuously monitors the realizable value of goodwill and other intangible assets using expected related future undiscounted cash flows. Total amortization of goodwill and other intangibles was $9.9 million, excluding the write-off of the Comex trade name as discussed below, $8.7 million, and $8.0 million in 2001, 2000 and 1999, respectively.

During the year ended November 30, 2001, in light of the increased worldwide recognition of the Stolt Offshore name and non-usage of the Comex name, SOSA reviewed the carrying value of its former trade name Comex for possible impairment. SOSA determined that the value of the trade name had been impaired and recorded a charge of $7.9 million in its results of operations for the write-off of the trade name, in accordance with SFAS No. 121, "ACCOUNTING FOR page 38/39

THE  IMPAIRMENT OF LONG-LIVED  ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED
OF."

STOCK-BASED COMPENSATION

In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION." This statement establishes a fair value method of accounting for an employee stock option or similar equity instrument but allows companies to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES." The Company has elected to continue accounting for its stock-based compensation awards to employees and directors under the accounting prescribed by APB Opinion No. 25 and to provide the disclosures required by SFAS No. 123 (Note 18).

COMPREHENSIVE INCOME

In 1999, the Company adopted SFAS No. 130, "REPORTING COMPREHENSIVE INCOME." The Statement establishes rules for the reporting of comprehensive income and its components. Comprehensive income consists of net income, foreign currency translation adjustments, minimum pension liability adjustments, changes in fair value of derivatives and unrealized gains (losses) on securities and is presented in the consolidated statements of shareholders' equity. The adoption of SFAS No. 130 had no impact on the Company's financial position, results of operations or cash flows. Accumulated other comprehensive loss, as of November 30, 2001 and 2000, consisted of the following;

(in thousands)                        2001              2000
----------------------------------------------------------------
Cumulative translation
adjustments, net                 $ (89,258)        $ (97,812)
Unrealized loss on securities      (11,938)           (3,177)
Minimum pension liability
adjustment                          (4,260)                -
Net unrealized loss on cash
flow hedges                         (1,601)                -
----------------------------------------------------------------
                                 $(107,057)        $(100,989)

FUTURE ADOPTION OF NEW ACCOUNTING STANDARDS

In June 2001, the FASB issued SFAS No. 141, "BUSINESS COMBINATIONS," and SFAS No. 142, "GOODWILL AND OTHER INTANGIBLE ASSETS." SFAS No 141 addresses financial and reporting issues for business combinations, and requires that the purchase method of accounting must be applied to all acquisitions completed after June 30, 2001. SFAS No. 142 addresses how intangible assets and goodwill should be accounted for in financial statements upon their acquisition, and subsequently.

Entities must perform a thorough analysis to identify all intangible assets acquired in a business combination and to further classify them as having either definite or indefinite lives. Goodwill and intangible assets with indefinite lives will no longer be amortized beginning with new acquisitions after June 30, 2001, and for existing goodwill and intangible assets with indefinite lives as of the first quarter of fiscal years beginning after December 15, 2001. Goodwill and intangible assets with indefinite lives will be subject to an annual impairment assessment based on a fair value method approach.

The Company has adopted the provisions of SFAS No. 141 as of July 1, 2001 and plans to cease the amortization of goodwill and other intangible assets with indefinite lives when it adopts SFAS No. 142 as of December 1, 2002. The adoption of SFAS No. 141 in the third quarter of 2001, relative to acquisitions occurring after June 30, 2001, did not have a material impact on the Company's financial statements. The adoption of SFAS No. 142 on December 1, 2002 would eliminate the recognition of amortization expense for goodwill and other intangible assets that amounted to $9.9 million in 2001, but could also require future impairment writedowns, if deemed necessary.

Also in June 2001, the FASB issued SFAS No. 143, "ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS." This statement requires entities to record a legal obligation associated with the retirement of a tangible long-lived asset in the period in which it is incurred. The fair value of a liability for an asset retirement obligation must be recognized in the period in which it is acquired if a reasonable estimate of fair value can be made. Additionally, the associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company plans to adopt the standard effective December 1, 2002 and is currently assessing the impact on its operations, and does not anticipate that there will be a material impact on its results of operations or its financial position.

In August 2001, the FASB issued SFAS No. 144, "ACCOUNTING FOR IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS." This Statement addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supercedes SFAS No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF," but retains SFAS No. 121's fundamental provisions for (a) recognition/measurement of impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. SFAS No. 144 also supercedes the accounting/reporting provisions of APB Opinion No. 30, "REPORTING THE RESULTS OF OPERATIONS--REPORTING THE EFFECTS OF A DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS" for segments of a business to be disposed of, but retains APB Opinion No. 30's requirement to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. The statement is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with earlier application encouraged. The Company plans to adopt SFAS No. 144 effective December 1, 2002. The adoption is not expected to have a material impact on the Company's financial statements.

RECLASSIFICATION

Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the current year presentation. Effective September 1, 2001, the Company changed its method of reporting freight revenue and costs for its SSF business segment in compliance with Emerging Issues Task Force
(EITF) Issue No. 00-10, "ACCOUNTING FOR SHIPPING AND HANDLING FEES AND COSTS." Freight costs will now be charged to operating expenses rather than netted against net operating revenue. The Company's financial statements have been reclassified to reflect the increase in net operating revenue and operating expenses of $15.5 million and $15.7 million for the years ended November 30, 2000 and 1999, respectively.


3. BUSINESS AND GEOGRAPHIC SEGMENT INFORMATION

In 1999, the Company adopted SFAS No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION," which changed the way the Company reports information about its operating segments.

The Company has three reportable segments from which it derives its revenues:
SNTG, SOSA, and SSF. The revenues of OLL are included in the "Corporate and Other" category, as more fully described below.

The reportable segments reflect the internal organization of the Company and are strategic businesses that offer different products and services. The SNTG business provides worldwide logistic solutions for the transportation, storage, and distribution of bulk liquid chemicals, edible oils, acids, and other specialty liquids. Additional information is provided below that may contribute to a greater understanding of the SNTG business. SOSA provides engineering, flowline lay, construction, inspection, and maintenance services to the offshore oil and gas industry. SSF produces and markets seafood products. The "Corporate and Other" category includes corporate-related items, the minority interest in SOSA, and the results of OLL, SSL and all other insignificant operations not reportable under the other segments.

The basis of measurement and accounting policies of the reportable segments are the same as those described in Note 2. The Company measures segment performance based on net income. Inter-segment sales and transfers are not significant and have been eliminated and are not included in the following table. Indirect costs and assets have been apportioned within SNTG on the basis of corresponding direct costs and assets. Interest and income taxes are not allocated.

Summarized financial information concerning each of the Company's reportable segments is as follows:

                                                                                            For the year ended November 30, 2001
--------------------------------------------------------------------------------------------------------------------------------
                                               Stolt-nielsen Transportation Group
                                            ----------------------------------------
                                                           Tank                          STOLT      STOLT   CORPORATE
(In Millions)                               Tankers  Containers  Terminals     TOTAL  OFFSHORE   SEA FARM   AND OTHER      TOTAL
--------------------------------------------------------------------------------------------------------------------------------
Net operating revenue                       $   755     $   214    $    79   $ 1,048   $ 1,256    $   374       $  --    $ 2,678
Depreciation and amortization including
    drydocking                                  (96)         (7)       (11)     (114)     (108)       (13)         (4)       239
Equity in net (loss) income of
    non-consolidated joint ventures              (2)         --          2        --        12          1          --         13
Income from operations                           97          17         24       138        34         (1)        (24)       147
Interest expense, net                            --          --         --       (75)      (27)       (12)         --       (114)
Income tax expense                               --          --         --        (6)      (21)        (1)         --        (28)
Net income (loss)                                --          --         --        70       (14)       (14)        (18)        24
Capital expenditures                             43           9         58       110        63         41           5        219
Investments in non-consolidated joint
    ventures                                     21          --         50        71        33          3          --        107
Segment assets                                1,574         151        264     1,989     1,560        414           9      3,972
--------------------------------------------------------------------------------------------------------------------------------

                                                                                            For the year ended November 30, 2000
--------------------------------------------------------------------------------------------------------------------------------
                                               Stolt-nielsen Transportation Group
                                            ----------------------------------------
                                                           Tank                          Stolt      Stolt   Corporate
(in millions)                               Tankers  Containers  Terminals     Total  Offshore   Sea Farm   and Other      Total
--------------------------------------------------------------------------------------------------------------------------------
Net operating revenue                       $   692     $   224    $    59   $   975   $   983    $   326       $  --    $ 2,284
Depreciation and amortization including
    drydocking                                  (94)         (9)       (10)     (113)      (86)       (10)                  (209)
Equity in net (loss) income of
    non-consolidated joint ventures             (13)         --          3       (10)        6          1          --         (3)
Restructuring Charges                            --          --         --        --        (3)        --          --         (3)
Income (loss) from operations                    40          20         19        79        (5)        31         (14)        91
Interest expense, net                            --          --         --       (69)      (30)        (7)         --       (106)
Income tax (expense) benefit                     --          --         --       (12)        4         (7)         --        (15)
Net income (loss)                                --          --         --         1       (34)        18           3        (12)
Capital expenditures                            150          27         29       206        62         12           6        286
Investments in non-consolidated joint
    ventures                                     15           2         46        63        35          4          --        102
Segment assets                                1,612         157        262     2,031     1,403        284           9      3,727

                                                                                            For the year ended November 30, 1999
--------------------------------------------------------------------------------------------------------------------------------
                                               Stolt-nielsen Transportation Group
                                            ----------------------------------------
                                                           Tank                          Stolt      Stolt   Corporate
(in millions)                               Tankers  Containers  Terminals     Total  Offshore   Sea Farm   and Other      Total
--------------------------------------------------------------------------------------------------------------------------------
Net operating revenue                       $   618     $   206    $    55   $   879   $   641    $   276       $  --    $ 1,796
Depreciation and amortization including
    drydocking                                  (84)        (11)       (10)     (105)      (60)        (9)         --       (174)
Equity in net (loss) income of
    non-consolidated joint ventures              (2)          2         --         5        --         --           5
Restructuring charges                            (2)         --         --        (2)       (2)        --          --         (4)
Income from operations                           27          18         15        60        24         28          --        112
Interest expense, net                            --          --         --       (42)      (17)        (6)         --        (65)
Income tax (expense) benefit                     --          --         --        (9)        9         --          --         --
Net income (loss)                                --          --         --        18        16         22          (9)        47
Capital expenditures                            175           9          7       191        91         21          --        303
Investments in non-consolidated joint
    ventures                                     16           2         40        58         4          4          --         66
Segment assets                                1,551         173        233     1,957       843        258          --      3,058

PAGES 40/41

The following table sets out net operating revenue by country for the Company's reportable segments. SNTG net operating revenue is allocated on the basis of the country in which the cargo is loaded. Tankers and Tank Containers operate in a significant number of countries. Revenues from specific foreign countries which contribute over 10% of total net operating revenue are disclosed separately. SSF net operating revenue is primarily allocated on the basis of the country in which the sale is generated. SOSA net operating revenue is primarily allocated based on the geographic distribution of its activities. SEAME represents Southern Europe, Africa and the Middle East.

                            For the years ended November 30,
------------------------------------------------------------
(in millions)                          2001    2000     1999
------------------------------------------------------------
NET OPERATING REVENUE:
Stolt-Nielsen Transportation Group--
  Tankers:
    United States                    $  245    $278     $272
    South America                        74      58       48
    Netherlands                          48      47       43
    Other Europe                        135     105      100
    Malaysia                             68      54       44
    Other Asia                          148     118      110
    Other                               100      85       54
  Less commissions, sublet
    costs, transshipment and
    barging expenses                    (63)    (53)     (53)
------------------------------------------------------------
                                     $  755    $692     $618
------------------------------------------------------------
Stolt-Nielsen Transportation Group--
  Tank Containers:
    United States                     $  68   $  80    $  73
    South America                         9       9        7
    France                               22      23       24
    Other Europe                         54      55       46
    Japan                                12      16       25
    Other Asia                           38      39       30
    Other                                11       2        1
------------------------------------------------------------
                                     $  214    $224     $206
------------------------------------------------------------
Stolt-Nielsen Transportation Group--
  Terminals:
    United States                     $  71   $  52    $  49
    Brazil                                8       7        6
------------------------------------------------------------
                                      $  79   $  59    $  55
------------------------------------------------------------
  Stolt Offshore:
    Asia Pacific                      $  39   $  40    $  43
    North America                       277     122      156
    Norway                              111     199      165
    SEAME                               520     445       57
    South America                        50      53       56
    United Kingdom                      215     124      162
    Corporate                            44       -        2
------------------------------------------------------------
                                     $1,256    $983     $641

                            For the years ended November 30,
------------------------------------------------------------
(in millions)                          2001    2000     1999
------------------------------------------------------------
  Stolt Sea Farm:
    United States                     $ 99     $123     $107
    Canada                              18       17       14
    Chile                                7        1        -
    United Kingdom                      19       21       22
    Norway                              19        8       22
    Spain                               14       11       12
    Japan                              138       70       48
    Others, net                         60       75       51
------------------------------------------------------------
                                      $374     $326     $276

During 2001, 2000 and 1999, no one customer accounted for more than 10% of the Company's revenues. The following table sets out long-lived assets by country for the Company's reportable segments. For SNTG, long-lived assets by country are only reportable for the terminals operations. SNTG's tanker and tank container operations operate on a worldwide basis and are not restricted to specific locations. Accordingly, it is not possible to allocate the assets of these operations to specific countries. The total net book value of long-lived assets for tankers amounted to $1,426 million and $1,461 million, and for tank containers amounted to $107 million and $102 million, at November 30, 2001 and 2000, respectively. A large proportion of SOSA long-term assets are mobile assets that are utilized globally, and therefore cannot be directly attributed to any one geographical region. These long-term assets are represented as Corporate in the table below.

                                          As of November 30,
------------------------------------------------------------
(in millions)                          2001             2000
------------------------------------------------------------
Long-Lived Assets:
Stolt-Nielsen Transportation Group--
  Terminals:
    United States                      $154             $162
    Brazil                               33               33
    Singapore                            34               31
    Korea                                16               14
    Others                                3                5
------------------------------------------------------------
                                       $240             $245
------------------------------------------------------------
  Stolt Offshore:
    United Kingdom                     $ 13             $ 27
    Norway                               13                7
    Asia Pacific                         14               16
    SEAME                                65               73
    South America                        62               66
    North America                        70               89
    Corporate                           614              587
------------------------------------------------------------
                                       $851             $865
------------------------------------------------------------
  Stolt Sea Farm:
    United States                      $ 11             $ 11
    Canada                               24               18
    Chile                                22               --
    United Kingdom                        6                4
    Norway                               18               16
    Spain                                 8                7
    Others                                5                6
------------------------------------------------------------
                                       $ 94             $ 62

Long-lived assets exclude long-term restricted cash deposits, long-term deferred tax assets, long-term pension assets, goodwill, and intangibles.


4. EQUITY INVESTMENTS

Summarized financial information for the Company's non-consolidated joint ventures, representing 100% of the respective amounts included in the joint ventures' financial statements, is as follows:

Income statement data:

                        For the years ended November 30,
--------------------------------------------------------
(in millions)                      2001    2000     1999
--------------------------------------------------------
Net operating revenue              $506    $552     $486
Gross profit                         71      50       67
Net income                           39      10       24

Balance sheet data:

                                      As of November 30,
--------------------------------------------------------
(in millions)                              2001     2000
Current assets                             $271     $266
Non-current assets                          304      312
Current liabilities                         298      298
Non-current liabilities                     210      213

The income statement data for the joint ventures presented above includes the following expenses related to with the transactions Company:

                        For the years ended November 30,
--------------------------------------------------------
(in millions)                      2001    2000     1999
--------------------------------------------------------
Charter hire expense              $60.6   $56.3    $59.6
Management and other fees          63.0    41.1     34.8
Freight and Joint Service           3.2     3.8      1.0
Commission
Interest expense                    0.2     1.3      0.7

The joint ventures also recorded following revenues related to the transactions with the Company:

                        For the years ended November 30,
--------------------------------------------------------
(in millions)                      2001    2000     1999
--------------------------------------------------------
Charter hire revenue              $39.5   $72.0    $37.0
Tank container cleaning
station revenue                     3.4     2.0      5.1
Rental income (from
office building leased
to the Company)                     2.4     2.3      2.3

The balance sheet data includes:

                                      As of November 30,
--------------------------------------------------------
(in millions)                         2001          2000
--------------------------------------------------------
Amounts due from the Company         $14.3         $ 5.1
Amounts due to the Company            91.7          54.2

Included within "Amounts due to the Company" is $67.6 million and $33.1 million at November 30, 2001 and 2000, respectively, for trade receivables from joint ventures. These amounts are reflected in the consolidated balance sheets as "Receivables from related parties."


5. BUSINESS ACQUISITIONS

On December 7, 1999, SOSA completed a transaction to form a joint venture entity, NKT Flexibles I/S ("NKT"), a manufacturer of flexible flowlines and dynamic flexible risers for the offshore oil and gas industry. NKT is owned 51% by NKT Holdings A/S, and 49% by SOSA. This transaction was effected by the acquisition of Danco A/S, a wholly-owned Norwegian company, which holds the investment in the joint venture entity. SOSA issued 1,758,242 SOSA Class A shares with an average guaranteed value of $14.475 per share and paid $10.5 million in cash for its 49% interest in NKT, for a total consideration of $36.0 million. The Class A shares have subsequently been converted to SOSA Common shares on a one-for-one basis. As of November 30, 2001, SOSA continues to have an obligation for an average guaranteed value of $14.95 over 1,128,742 Common shares. As a result of the share price guarantee, the Company recorded the reduction of its economic interest in SOSA, at the time of the transaction, from 45% to 43% as an addition to Paid in Surplus.

The acquisition of Danco A/S has been accounted for by the purchase method of accounting and, accordingly, the operating results have been included in the Company's consolidated results of operations from the date of acquisition. The excess of cash paid over the fair value of net assets acquired has been recorded as goodwill of $2.1 million at the date of acquisition. The goodwill is being amortized over 10 years. The Company accounts for the investment in NKT as a non-consolidated joint venture under the equity method.

On December 16, 1999, SOSA acquired approximately 55% of the French offshore construction and engineering company ETPM S.A. ("ETPM"), a wholly owned subsidiary of Groupe GTM S.A. ("GTM"). GTM has subsequently been acquired by Groupe Vinci S.A. ("Vinci"). The remaining 45% of ETPM was acquired on February 4, 2000. The purchase price was comprised of $111.6 million in cash; the issuance of 6,142,857 SOSA Class A shares, which have subsequently been converted to SOSA Common shares on a one-for-one basis, with a minimum guaranteed price of $18.50 per share, giving a value of $113.6 million; and acquisition costs of $3.4 million. SOSA also entered into a hire purchase arrangement for two ships owned by GTM, the SEAWAY POLARIS and the DLB 801, with an early purchase option after two years. The net present value of this arrangement at the date of acquisition was approximately $32.0 million. In addition, SOSA assumed debt of $18.4 million that was due from ETPM to GTM and assumed debt of $71.0 million that was due to third parties. The total purchase price was $350.0 million. This acquisition was initially funded by cash provided by SNSA, which was replaced by a bridging finance facility with Den norske Bank ASA for $150.0 million, that has now been repaid. As a result of the share price guarantee, the Company recorded the reduction of its economic interest in SOSA, at the time of the transaction, from 43% to 40% as an addition to Paid in Surplus.

pages 42/43

The acquisition has been accounted for by the purchase method of accounting and, accordingly, the operating results have been included in the Company's consolidated results of operations from the date of acquisition. The acquisition generated negative goodwill of $5.8 million and acquired non-current assets have been reduced by this amount.

Any settlement due to the minimum share price guarantee will be made in cash. Cash payments made in connection with the share price guarantee, if warranted, will reduce the Company's Paid in Surplus. If the market value of SOSA shares at the time of the settlement of the share price guarantee is less than the net book value of the Company's investment in SOSA, such shortfall will be recorded as a loss in the Company's consolidated statement of income.

As described more fully in Note 21, Vinci has advised SOSA of its intention to sell all of the Common Shares and SOSA, in turn, has advised Vinci that it will organize the sale. As specified in the ETPM acquisition agreement, the minimum share price guarantee of $18.50 per share will apply.

The Company's share in the results of the former ETPM and Danco A/S have been included in the consolidated statements of income from the date of acquisition. The following unaudited pro forma information for 1999 presents a summary of the consolidated results of operations of the Company, and the former ETPM entities and Danco A/S as if the acquisitions occurred at the beginning of 1999. Since the acquisitions of ETPM and Danco A/S occurred close to the start of the 2000 financial year, actual results would not differ materially from pro forma results for these entities. Accordingly, the pro forma information was not adjusted for that difference. The pro forma consolidated results do not purport to be indicative of results that would have occurred had the acquisitions been in effect for the periods presented, nor do they purport to be indicative of the results that will be obtained in the future. Pro forma adjustments for 1999 include depreciation and amortization, interest charges on debt and lines of credit, alignment of drydocking accounting policies, elimination of deferred gains, adjustments to operating lease expense, pension adjustment, elimination of related party transactions and the tax adjustments associated with the above, and minority interests:

(Unaudited)                             For the year ended November 30,
----------------------------------------------------------------------
(in thousands, except per share data)        2000                 1999
----------------------------------------------------------------------
Net operating revenue                  $2,284,153           $2,516,588
Net income (loss)                         (12,395)              50,648
Basic EPS                                   (0.23)                0.93
Diluted EPS                                 (0.23)                0.92

In 2001, SOSA paid $16.7 million to acquire two engineering services companies and SSF paid $80.6 million for several acquisitions, including a company involved in the ranching of southern bluefin tuna in Australia and a producer of Atlantic salmon, salmon trout and coho in Chile. These acquisitions generated $69.0 million of goodwill and intangible assets. Total assets acquired and liabilities assumed amounted to $149.9 million and $52.6 million, respectively. Debt assumed in the SSF acquisitions amounted to $9.4 million. The impact on the Company's results of operations was not material.


6. RESTRUCTURING CHARGES

In 2000, SOSA recorded restructuring charges of $3.3 million related to the integration of ETPM. The reorganization plan has removed duplicate capacity in the U.K. and SEAME regions. SOSA recorded redundancy costs of $0.9 million to eliminate duplicate functions in the U.K., and $1.7 million to close the Marseilles, France office, while transferring all operational and administrative functions for the SEAME region to Paris, France. Additionally, integration costs of $0.7 million were incurred in the introduction of common information and reporting systems and standardization of processes across the enlarged SOSA organization. In 1999, SNTG and SOSA recorded restructuring charges of $2.8 million and $1.6 million, respectively. In order to streamline operations, SNTG relocated its Haugesund, Norway office to Rotterdam, Holland and its Somerset, NJ operations to Houston, TX. SOSA reorganized its North Sea operations and closed offices in the U.K. and Norway. SOSA incurred costs of $1.3 million for redundancy and relocation, and $0.3 million related to other administrative costs. Substantially all of the charges were expensed and paid in the years ended November 30, 2000 and 1999.


7. GAIN ON DISPOSAL OF ASSETS, NET

Gain on disposal of assets is comprised of the following:

                        For the years ended November 30,
--------------------------------------------------------
(in thousands)                     2001     2000    1999
--------------------------------------------------------
Sale of SNTG ships             $    430   $  438  $  748
Sale of SNTG tank containers        323       --   3,783
Sale of SNTG terminals           12,204       --      --
Sale of SOSA assets               1,234      572     290
Sale of other assets                 84    1,162     192
--------------------------------------------------------
                                $14,275   $2,172  $5,013

In 2001, the Company sold SNTG's tank storage terminals in Perth Amboy, NJ and Chicago, IL for a pretax gain of $12.2 million, $7.3 million after tax. Under the terms of the agreement for the sale of the tank storage terminal assets in the fourth quarter of 2001, the Company has retained responsibility for certain environmental contingencies, should they arise during the covered period which generally ends two years after the closing date, in connection with these two sites. As of November 30, 2001, the Company is not aware of any such contingencies having been incurred and neither does it anticipate such contingencies being incurred in the future. The Company also recorded a gain of $1.2 million on the sale of assets of Hard Suits Inc., a specialized diving company of SOSA. In 2000, SNTG sold tank containers for $49.6 million, which approximated their carrying value, and such tank containers were subsequently leased back. In 1999, the Company sold 2,830 of SNTG's tank containers, which were leased out to a third party, to TransAmerica Leasing Inc., and recognized a gain of $3.8 million on these sales.

In February 2001, the Company sold approximately 19% of its interest in OLL to Aspen Technology Inc. ("AspenTech"). Under certain conditions, the purchase price is refundable to AspenTech in 2006 by OLL. As such, no gain has been recognized in connection with the sale. Additionally, due to the Company's obligation to fund OLL and the potential refund by OLL to AspenTech of the purchase price, the Company has recognized 100% of the OLL loss, without a deduction for minority interest. The deferred gain is included in "Other non-current liabilities" in the accompanying consolidated balance sheet as of November 30, 2001.

8. MINORITY INTEREST

The minority interest in the consolidated balance sheets and statements of income of the Company primarily reflects the minority interest in SOSA. The Company's economic ownership in SOSA was 53% in the year ended November 30, 2001, and increased from 45% to 53% in the year ended November 30, 2000.


9. INCOME TAXES

The 2001, 2000, and 1999, income tax provision consists of the following by business segment:

                         For the year ended November 30, 2001
-------------------------------------------------------------
(in thousands)            SNTG      SOSA       SSF      TOTAL
-------------------------------------------------------------
CURRENT:
  U.S                   $4,582   $    --   $   135    $ 4,717
  Non-U.S                  978    25,052     6,699     32,729
DEFERRED:
  U.S                       --        --    (4,021)    (4,021)
  Non-U.S                   --    (4,433)   (1,431)    (5,864)
-------------------------------------------------------------
Income tax provision    $5,560   $20,619     1,382    $27,561

                         For the year ended November 30, 2000
-------------------------------------------------------------
(in thousands)             SNTG     SOSA       SSF      Total
-------------------------------------------------------------
CURRENT:
  U.S.                 $ 6,036  $     13    $  303    $ 6,352
  Non-U.S.               1,227    12,940     4,748     18,915
DEFERRED:
  U.S.                      --    (5,953)       --     (5,953)
  Non-U.S.               4,500   (10,778)    2,338     (3,940)
-------------------------------------------------------------
Income tax
  provision (benefit)  $11,763  $ (3,778)   $7,389    $15,374

                         For the year ended November 30, 1999
-------------------------------------------------------------
(in thousands)            SNTG      SOSA       SSF      Total
-------------------------------------------------------------
CURRENT:
  U.S.                  $1,065  $     --    $1,239    $ 2,304
  Non-U.S.               5,745     7,159     7,504     20,408
DEFERRED:
  U.S.                   2,517   (14,939)       90    (12,332)
  Non-U.S.                  --      (729)   (9,170)    (9,899)
-------------------------------------------------------------
Income tax
  provision (benefit)   $9,327  $ (8,509)   $ (337)   $   481

Substantially all of SNTG's shipowning and ship operating subsidiaries are incorporated in countries which do not impose an income tax on shipping operations. Pursuant to the Internal Revenue Code of the U.S., effective for the Company's fiscal years beginning on or after December 1, 1987, U.S. source income from the international operation of ships is generally exempt from U.S. tax if the company operating the ships meets certain requirements. Among other things, in order to qualify for this exemption, the company operating the ships must be incorporated in a country which grants an equivalent exemption to U.S. citizens and corporations and whose shareholders meet certain residency requirements. The Internal Revenue Service has agreed that the Company qualifies for this exemption for years up to and including fiscal 1992, but may review the Company's qualification for fiscal 1993 onwards.

The Company believes that substantially all of SNTG's shipowning and ship operating subsidiaries meet the requirements to qualify for this exemption from U.S. taxation. For these reasons, no provision for U.S. income taxes has been made with respect to SNTG's U.S. source shipping income.

An analysis of the Company's deferred tax assets and liabilities as at November 30, 2001 and 2000 is set out below. A valuation allowance has been recorded to reduce the deferred tax asset to an amount that management believes is more likely than not to be realized:

                          For the year ended November 30, 2001
--------------------------------------------------------------
(in thousands)                      SNTG       SOSA        SSF
--------------------------------------------------------------
Net operating
  loss carryforwards            $  3,575   $ 77,128   $ 21,736
Valuation allowances              (3,575)   (57,142)    (3,323)
--------------------------------------------------------------
Net operating loss carry-
  forwards after valuation
  allowances                          --     19,986     18,413
Differences between book
  and tax depreciation           (17,143)   (63,290)    12,868
U.S. State deferred taxes         (3,696)        --         --
Other timing differences--net      4,068     38,118    (24,302)
--------------------------------------------------------------
Net deferred tax
  (liability)/asset             $(16,771)  $ (5,186)  $  6,979
--------------------------------------------------------------
Current deferred tax asset      $    199   $  2,622   $  1,138
Non-current deferred
  tax asset                          940     10,386     24,800
Current deferred tax liability        --         --    (18,959)
Non-current deferred
  tax liability                  (17,910)   (18,194)        --
--------------------------------------------------------------
                                $(16,771)  $ (5,186)  $  6,979

                          For the year ended November 30, 2000
--------------------------------------------------------------
(in thousands)                      SNTG       SOSA        SSF
--------------------------------------------------------------
Net operating loss
  carryforwards                 $  5,638   $ 61,788   $ 16,920
Valuation allowances              (4,983)   (20,956)    (1,274)
--------------------------------------------------------------
Net operating loss carry-
  forwards after valuation
  allowances                         655     40,832     15,646
Differences between book
  and tax depreciation           (20,229)   (72,822)     7,930
U.S. State deferred taxes         (2,970)      --         --
Other timing differences--net     10,402     18,952    (22,536)
--------------------------------------------------------------
Net deferred tax
  (liability)/asset             $(12,142)  $(13,038)  $  1,040
--------------------------------------------------------------
Current deferred tax asset      $   --     $   --     $  1,509
Non-current deferred
  tax asset                           67     13,705     13,494
Current deferred tax liability      --         --      (13,963)
Non-current deferred
  tax liability                  (12,209)   (26,743)      --
--------------------------------------------------------------
                                $(12,142)  $(13,038)  $  1,040

pages 44/45

The current deferred tax asset is included within "Prepaid expenses and other current assets." The current deferred tax liability is included within "Other accrued and current liabilities."

Management believes that net operating losses ("NOLs") carried forward, to the extent that valuation allowances have not been provided, result in a realizable tax asset as a result of expected future profitability.

In 2000 SSF recognized $2.6 million in tax benefits arising from NOLs against which a valuation allowance previously had been provided. These NOLs now are expected to be realized in future years. Included within the SSF deferred tax liability for 2001 and 2000 are amounts of $18.4 million and $14.0 million, respectively, arising from the Canadian operations. These amounts arise primarily from provisions under Canadian tax law which permit operators of sea farming facilities to report income for tax purposes using cash-basis accounting, effectively deducting investments in working capital for tax purposes.

For SNTG, approximately $12.2 million of NOLs were available at November 30, 2001 to offset future taxable income in Brazil. These NOLs can be carried forward indefinitely. For SOSA, approximately $225.5 million of NOLs were available at November 30, 2001 to offset future taxable income. These NOLs expire at various dates through 2019, except those in the U.K., the Netherlands, Australia and Norway amounting to $57.7 million which can be carried forward indefinitely. SSF had approximately $64.4 million of NOLs at Novem-ber 30, 2001 of which $8.4 million in the U.K. can be carried forward indefinitely. These NOLs expire at various dates through 2007. The group NOLs expire as follows:

(in thousands)
---------------------------------------
2002                            $   448
2003                             16,617
2004                             13,856
2005                             53,553
2006                              8,060
Thereafter                      131,091

A reconciliation of income taxes at the U.S. federal tax rate applied to pre-tax income and the actual income tax provision is shown below:

(in thousands)                         2001       2000       1999
-----------------------------------------------------------------
Income (loss) before income tax
  provision and minority
  interest                         $ 46,999   $(13,335)  $ 56,211
Non-U.S. source shipping and
  other income not subject
  to income tax                     (90,660)   (44,549)   (22,980)
U.S. source shipping income not
  subject to income tax             (12,161)        --         --
Utilization of loss carryforwards    (2,706)   (13,402)   (15,827)
Losses for which no tax benefit
  is recognized                      14,940     40,031     11,434
-----------------------------------------------------------------
                                   $(43,588)  $(31,255)  $ 28,838
-----------------------------------------------------------------
Tax at U.S. federal rate (35%)     $(15,256)  $(10,939)  $ 10,093
Differences between U.S. and
  non-U.S. tax rates                  2,279      4,322      1,844
Non-taxable dividend income
  from non-consolidated
  joint ventures                         --         --       (751)
Exchange (gain)/loss                    424       (593)    (2,526)
Change in management's
  estimates of valuation and
  other allowances                   34,749     13,000     (5,784)
Change to U.K. tonnage
  tax regime                        (15,200)        --         --
Imputed interest deduction           (5,381)    (5,142)    (4,030)
Tax credits from foreign
  jurisdictions                          --         83       (267)
Withholding and other taxes          10,434      9,067       (148)
Non-deductible amortization of
  goodwill and other intangibles      4,986      3,424        926
Other non-deductible costs,
  principally travel and
  entertainment expenditures            202        744      1,020
Adjustments to estimates relative
  to prior years                     11,219      2,286        750
Other, net                             (895)      (878)      (646)
-----------------------------------------------------------------
Income tax provision               $ 27,561   $ 15,374   $    481

Withholding and remittance taxes have not been recorded on the undistributed earnings of SNSA's subsidiaries, which represent substantially all of the Company's consolidated retained earnings, primarily because, under the current tax laws of Luxembourg and the countries in which substantially all of SNSA's subsidiaries are incorporated, no taxes would be assessed upon the payment or receipt of dividends. Earnings retained by subsidiaries incorporated in those countries which impose withholding or remittance taxes are considered by management to be permanently reinvested in such subsidiaries. The undistributed earnings of these subsidiaries as of November 30, 2001 were not significant.

10. INVENTORIES

Inventories at November 30, 2001 and 2000 consisted of the following:

2001 (in thousands)   SNTG      SOSA       SSF     TOTAL
--------------------------------------------------------
Raw materials     $     77  $     --  $  6,023  $  6,100
Consumables            248    21,197       735    22,180
Work-in-progress        21     4,227        --     4,248
Seafood biomass         --        --   126,206   126,206
Finished goods          --        --    27,961    27,961
--------------------------------------------------------
                  $    346  $ 25,424  $160,925  $186,695

2000 (in thousands)   SNTG      SOSA       SSF     Total
--------------------------------------------------------
Raw materials     $    107  $     --  $  3,397  $  3,504
Consumables            474    14,441       906    15,821
Work-in-progress        44    19,260        --    19,304
Seafood biomass         --        --   111,045   111,045
Finished goods          --        --    15,981    15,981
--------------------------------------------------------
                  $    625  $ 33,701  $131,329  $165,655

11. RESTRICTED CASH DEPOSITS

Restricted cash deposits comprise both funds held in a separate Company bank account, which will be used to settle accrued taxation liabilities, and deposits made by the Company as security for certain third-party obligations. There are no significant conditions on the restricted cash balances.


12. SHORT-TERM BANK LOANS AND LINES OF CREDIT

Loans payable to banks, which amounted to $284.1 million, and $131.3 million at November 30, 2001 and 2000, respectively, consist principally of drawdowns under bid facilities, lines of credit and bank overdraft facilities. Amounts borrowed pursuant to these facilities bear interest at rates ranging from 1.4% to 7.8% for 2001, and from 1.5% to 9.0% for 2000. The weighted average interest rate was 4.7% and 7.1% for the years ended November 30, 2001 and 2000, respectively.

As of November 30, 2001, the Company had various credit lines, including committed lines, ranging through 2005 totaling $1,085.6 million, of which $466.5 million was available for future use. Several of the credit facilities contain various financial covenants, the effect of which, could limit the ability to draw funds from time to time. Of the amounts drawn down under these facilities, $335 million has been classified as long-term debt in connection with a revolving credit agreement expiring in 2005. The Company has the ability and the intent to classify the amount drawn under this agreement as long-term debt.


13. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

Long-term debt and capital lease obligations, as of November 30, 2001 and 2000, consisted of the following:

(in thousands)                              2001          2000
--------------------------------------------------------------
Senior unsecured notes
  On 11/30/01 interest rates ranged
    from 7.46% to 8.98%, maturities
    vary through 2013                 $  504,000    $  521,286
Preferred ship fixed rate mortgages
  On 11/30/01 fixed interest rates
    ranged from 4.5% to 8.74%,
    maturities vary through 2013         263,384       291,191
Preferred ship variable
  rate mortgages
  On 11/30/01 interest rates ranged
    from 2.40% to 2.88%, maturities
    vary through 2007                    172,095       180,521
Economic development and
  other bonds
  On 11/30/01 interest rate
    was 1.5%, maturing in 2011             9,600        34,600
Bank and other notes payable
  On 11/30/01 interest rates ranged
    from 2.65% to 10.4%, maturities
    vary through 2008                    434,740       359,528
Capital lease obligations
  On 11/30/01 maturities
    vary through 2006                     24,952        27,849
--------------------------------------------------------------
                                       1,408,771     1,414,975
Less--current maturities                (133,016)      (67,506)
--------------------------------------------------------------
                                      $1,275,755    $1,347,469

On November 30, 2000, the Company's senior unsecured notes carried fixed interest rates ranging from 6.96% to 10.07%, preferred ship fixed rate mortgages had interest rates ranging from 4.5% to 8.74%, preferred ship variable rate mortgages had interest rates ranging from 7.21% to 7.75%, the economic development and other bonds had interest rates ranging from 4.10% to 4.15%, and the bank and other notes payable had interest rates ranging from 6.50% to 9.25%.

Long-term debt is denominated primarily in U.S. dollars, with $38.1 million and $35.5 million denominated in other currencies as of November 30, 2001 and 2000, respectively. The Company has hedged a significant portion of the foreign currency denominated debt exposure with interest rate and foreign exchange swaps.

page 46/47

Annual principal repayments of long-term debt for the five years subsequent to November 30, 2001 and thereafter are as follows:

(in thousands)
-----------------------------------------
2002                           $  109,190
2003                              173,012
2004                              135,910
2005                              528,621
2006                              132,871
Thereafter                        304,215
-----------------------------------------
                               $1,383,819

Agreements executed in connection with certain debt obligations require that the Company maintains defined financial ratios and also impose certain restrictions relating, among other things, to payment of cash dividends (see Note 19), and purchases, redemptions, etc., of capital. The Company, through its subsidiaries, has debt agreements which include various financial covenants. Most of the Company's debt agreements provide for a cross default in the event of a material default in another agreement. In the event of a default that extends beyond the applicable remedy or cure period, lenders may accelerate repayment of amounts due to them. Certain of the debt is secured by mortgages on vessels, tank containers, terminals, and seafood facilities with a net book value of $1,743.4 million as of November 30, 2001.

At November 30, 2001, property under capital leases, comprising operating and other equipment, amounts to $32.8 million at cost. Accumulated amortization of these leases is $3.5 million.

Minimum payments under capital lease obligations at November 30, 2001, which are due primarily in U.S. dollars, are as follows:

(in thousands)
-----------------------------------------
2002                              $25,242
2003                                  339
2004-2006                             787
-----------------------------------------
Total minimum lease payments       26,368
Less: Amount representing
  interest and executory costs     (1,416)
-----------------------------------------
Present value of net minimum
  lease payments                  $24,952

14. LEASES

OPERATING LEASES

As of November 30, 2001, the Company was obligated to make payments under long-term operating lease agreements for tankers, land, terminal facilities, tank containers, barges, construction support, diving support, survey and inspection ships, equipment and offices. Certain of the leases contain clauses requiring payments in excess of the base amounts to cover operating expenses related to the leased assets. Minimum annual lease commitments and sub-lease income under agreements which expire at various dates through 2026, and which are payable in various currencies are as follows:

(in thousands)
--------------------------------------------
2002                                $ 71,733
2003                                  39,585
2004                                  27,615
2005                                  25,579
2006                                  20,634
Thereafter                            31,516
--------------------------------------------
                                     216,662
Less--sub-lease income               (11,061)
--------------------------------------------
                                    $205,601

Rental and charter hire expenses under operating lease agreements for the years ended November 30, 2001, 2000, and 1999 were $139.5 million, $117.9 million, and $115.5 million, respectively, net of sub-lease income of $1.7 million, $2.9 million, and $1.5 million, respectively.


15. COMMITMENTS AND CONTINGENCIES

In April 2000, SNTG entered into an agreement with Uljanik Shipyard to complete construction on one new 37,000 dwt parcel tanker at an approximate cost of $23 million. The ship was delivered in December 2001.

As of November 30, 2001, the Company had total capital expenditure purchase commitments outstanding of approximately $48.3 million for 2002 and future years.

Additionally, the Company has directly and indirectly guaranteed approximately $15 million of obligations of related and third parties.

As discussed in Note 7, the Company has retained responsibility for certain environmental contingencies in connection with the sale of two terminal facilities.

Coflexip S.A. ("CSO") has commenced legal proceedings through the U.K. High Court against three subsidiaries of SOSA claiming infringement of a certain patent held by CSO relating to flexible flowline laying technology in the UK. Judgment was given on January 22, 1999 and January 29, 1999. The disputed patent was held valid. The Company appealed and the Appeal Court maintained the validity of the patent and broadened its application compared to the High Court decision. The Company has applied for leave to appeal the Appeal Court decision to the House of Lords, which has now been denied. During 2001, CSO has submitted an amended claim covering the lost profits on a total of 15 projects. In addition, there is a claim for alleged price depreciation on certain other projects. The total claim is for approximately $89 million, up from approximately $14 million claimed previously, plus interest, legal costs and a royalty for each time that the flexible-lay system tower on the SEAWAY FALCON was brought into UK waters. SOSA estimates that the total claim will be of the order of $115 million. In the alternative, CSO claims a reasonable royalty for each act of infringement, interest and legal costs. CSO has not quantified this claim, but it will be considerably less than the claim to lost profits. The Company, with its advisers, has assessed that the range of possible outcomes for the resolution of damages is $1.5 million to $115 million and has determined that there is no amount within the range that is a better estimate than any other amount. Consequently, in accordance with SFAS No. 5, "ACCOUNTING FOR CONTINGENCIES," the Company has provided $1.5 million in the financial statements, being the lower amount of the range. The amount of damages is nevertheless uncertain and no assurances can be given that the amount provided is sufficient.

In September 1999, SOSA terminated its charter of the ship, TOISA PUMA, for default. SOSA is currently in arbitration with the owners who are contesting that the termination was wrongful. The arbitration has held that the ship was in breakdown, but that the termination was nevertheless wrongful. SOSA applied for leave to appeal the decision to the High Court, which has been denied. During 2001, the owner has quantified their claim to approximately $8 million. SOSA has disputed the magnitude of the claim in relation to lack of instigation, lack of cost savings and lack of actual loss for parts of the claim. In addition, SOSA has a counterclaim related to the breakdown of the ship. SOSA, with its advisers, has assessed the range of possible outcomes for the resolution of damages with the upper amount being $8 million. SOSA has determined that there is no amount within the range that is a better estimate than any other amount. Consequently, in accordance with SFAS No. 5, the Company has provided in the financial statements an amount to cover the liability for damages which is at the lower amount of the range. The amount of such liability is nevertheless uncertain and no assurance can be given that the amount provided is sufficient.

The Company is a party to various other legal proceedings arising in the ordinary course of business. The Company believes that none of the matters covered by such legal proceedings will have a material adverse effect on the Company's business or financial condition.

The Company's operations are affected by U.S. and foreign environmental protection laws and regulations. Compliance with such laws and regulations entails considerable expense, including ship modifications and changes in operating procedures. The Company believes that compliance with applicable laws and regulations has not had, nor is such compliance expected to have, a material adverse effect upon its competitive position, financial condition or results of operations.


16. PENSION AND BENEFIT PLANS

Certain of the U.S. and non-U.S. subsidiaries of the Company have non-contributory pension plans covering substantially all of their shore- based employees. The most significant plans are defined benefit plans. Benefits are based on each participant's length of service and compensation. The Company's policy is to fully fund its liability.

SNTG provides pension benefits to ship officers employed by SNTG. Group single premium retirement contracts were purchased whereby all accrued pension liability through June 30, 1986 was fully funded. It is SNTG's intention to fund its liability under this plan and it is considering various investment alternatives to do this.

Net periodic benefit costs for the Company's defined benefit retirement plans (including a retirement arrangement for one of the Company's directors) and other post-retirement benefit plans for the years ended November 30, 2001, 2000, and 1999, consist of the following:

                                                                         For the years ended November 30,
---------------------------------------------------------------------------------------------------------
                                                2001      2000      1999         2001      2000      1999
---------------------------------------------------------------------------------------------------------
(in thousands)                                          Pension Benefits   Other Post-retirement Benefits
---------------------------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST:
Service cost                                 $ 4,759   $ 6,500   $ 6,411      $   249   $   272   $   268
Interest cost                                  7,758     7,301     6,845          488       513       424
Expected return on plan assets                (5,593)   (5,824)   (5,870)          --        --        --
Amortization of unrecognized net transition      695       101       211          178       178       178
liability
Amortization of prior service cost               452       300       391           14        14        14
Recognized net actuarial loss (gain)             237        65       130          (98)      (24)      (25)
Gain recognized due to curtailment              (156)     (160)      (20)          --        --        --
---------------------------------------------------------------------------------------------------------
Net periodic benefit cost                    $ 8,152   $ 8,283   $ 8,098         $831      $953      $859
---------------------------------------------------------------------------------------------------------

pages 48/49

U.S. based employees retiring from SNTG after attaining age 55 with at least ten years of service with SNTG are eligible to receive post-retirement health care coverage for themselves and their eligible dependents. These benefits are subject to deductibles, co-payment provisions, and other limitations. SNTG reserves the right to change or terminate the benefits at any time.

The following tables set forth the change in benefit obligations for the Company's defined benefit retirement plans and other post-retirement plans and the change in plan assets for the defined benefit retirement plans. There are no plan assets associated with the other post-retirement plans.

                                                                    For the years ended November 30,
----------------------------------------------------------------------------------------------------
                                                  2001         2000              2001           2000
----------------------------------------------------------------------------------------------------
(in thousands)                                     Pension Benefits   Other Post-retirement Benefits
----------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligations at beginning of year     $ 108,531    $ 102,725           $ 7,346        $ 6,199
Service cost                                     4,759        6,500               249            272
Interest cost                                    7,758        7,300               488            513
Benefits paid                                   (3,218)      (3,790)             (178)           (48)
Plan participant contributions                     189          241                --             --
Foreign exchange rate changes                     (582)      (3,382)               --             --
Plan amendments                                   (243)         926                --             --
Curtailments and settlements                       554         (113)               --             --
Actuarial (gains) and losses                     4,471       (1,876)             (795)           410
----------------------------------------------------------------------------------------------------
Benefits obligation at end of year           $ 122,219    $ 108,531           $ 7,110        $ 7,346
----------------------------------------------------------------------------------------------------

                                                                    For the years ended November 30,
----------------------------------------------------------------------------------------------------
                                                                                 2001           2000
----------------------------------------------------------------------------------------------------
(in thousands)                                                                      Pension Benefits
----------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year                                $68,780        $69,367
Actual return on plan assets                                                   (9,878)         2,826
Company contributions                                                          19,524          3,184
Plan participant contributions                                                    419            398
Foreign exchange rate changes                                                     601         (2,545)
Curtailments and settlements                                                     (421)          (659)
Benefits paid                                                                  (3,127)        (3,791)
----------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                                      $75,898        $68,780
----------------------------------------------------------------------------------------------------

Amounts recognized in the Company's consolidated balance sheet consist of the following:

----------------------------------------------------------------------------------------------------
                                                                                  As of November 30,
----------------------------------------------------------------------------------------------------
                                                2001          2000                 2001         2000
----------------------------------------------------------------------------------------------------
(in thousands)                                    Pension Benefits    Other Post-retirement Benefits
----------------------------------------------------------------------------------------------------
Funded status of the plan                   $(46,321)     $(39,552)             $(7,110)     $(7,346)
Unrecognized net actuarial loss (gain)        21,875         2,974               (1,839)      (1,106)
Unrecognized prior service cost                2,280         2,130                   42           56
Unrecognized net transition liability            (35)         (159)               1,993        2,135
----------------------------------------------------------------------------------------------------

Net amount recognized                       $(22,201)     $(34,607)             $(6,914)     $(6,261)
----------------------------------------------------------------------------------------------------

Prepaid benefit cost                        $     --      $    606              $    --      $    --
Accrued benefit liability                    (33,513)      (39,175)              (6,914)      (6,261)
Intangible asset                               4,246         3,962                   --           --
Accumulated other comprehensive income         7,066            --                   --           --
----------------------------------------------------------------------------------------------------
Net amount recognized                       $(22,201)     $(34,607)            $(6,914)      $(6,261)
----------------------------------------------------------------------------------------------------

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets of pension plans with accumulated benefit obligations in excess of plan assets were $103.4 million, $86.8 million, and $58.6 million, respectively, as of November 30, 2001 and $82.9 million, $73.9 million, and $41.1 million respectively, as of November 30, 2000.

                                                                                       For the years ended November 30,
------------------------------------------------------------------------------------------------------------------------
                                                2001              2000         1999       2001        2000        1999
------------------------------------------------------------------------------------------------------------------------
                                                                  Pension Benefits        Other Post-retirement Benefits
------------------------------------------------------------------------------------------------------------------------
WEIGHTED-AVERAGE ASSUMPTIONS
Discount rate                                   7.06%             7.22%        7.20%      7.50%       7.75%       7.75%
Expected long-term rate of return on assets     8.89%             8.95%        8.85%        --%         --%         --%
Rate of increase in compensation levels         4.08%             4.18%        4.15%      5.00%       5.00%       5.00%
------------------------------------------------------------------------------------------------------------------------

Health care cost trends assume a 7.5% annual rate of increase in the per capita cost of covered health care benefits for 2002 and remain at that level thereafter. The effect of a 1% change in these assumed cost trends on the accumulated post-retirement benefit obligation at the end of 2001 would be an approximate $0.8 million increase or an approximate $0.7 million decrease and the effect on the aggregate of the service cost and interest cost of the net periodic benefit cost for 2001 would be an approximate $0.1 million increase or an approximate $0.1 million decrease.


17. CAPITAL STOCK, FOUNDER'S SHARES AND DIVIDENDS DECLARED

The Company's authorized share capital consists of 120,000,000 Common shares, no par value, and 30,000,000 Founder's shares, no par value. Under the Luxembourg Company Law, Founder's shares are not considered as representing capital of the Company.

In addition to the authorized Common shares and Founder's shares of the Company set forth above, an additional 1,500,000 Class B shares, no par value, have been authorized for the sole purpose of options granted under the Company's existing stock option plans, and may not be used for any other purpose. The rights, preferences and priorities of such Class B shares are set forth in the Articles of Incorporation. All such Class B shares convert to Common shares immediately upon issuance. Such authorized Class B shares and all of the rights relating thereto shall expire, without further action, on December 31, 2009.

Except for matters where applicable law requires the approval of both classes of shares voting as separate classes, Common shares and Founder's shares vote as a single class on all matters submitted to a vote of the shareholders, with each share entitled to one vote.

Under the Articles of Incorporation, holders of Common shares and Founder's shares participate in annual dividends, if any are declared by the Company, in the following order of priority: (i) $0.005 per share to Founder's shares and Common shares equally; and (ii) thereafter, all further amounts are payable to Common shares only. Furthermore, the Articles also set forth the priorities to be applied to each of the Common and Founder's shares in the event of a liquidation.

Under the Articles, in the event of a liquidation, all debts and obligations of the Company must first be paid and thereafter all remaining assets of the Company are paid to the holders of Common shares and Founder's shares in the following order of priority: (i) Common shares rateably to the extent of the stated value thereof (i.e. $1.00 per share); (ii) Common shares and Founder's shares participate equally up to $0.05 per share; and (iii) thereafter, Common shares are entitled to all remaining assets.

The Company's share reclassification was approved at an extraordinary general meeting of shareholders on March 6, 2001 and became effective on March 7, 2001. The objective of the reclassification was to create a simplified and more transparent share capital structure that gives all shareholders a vote on all matters, and results in only one class of publicly traded shares. The reclassification converted the Company's outstanding non-voting Class B shares to Common shares on a one-for-one basis. The existing class of Founder's shares remain outstanding and continue to constitute 20% of the issued voting shares (Common and Founder's shares) of the Company. The holders of the Founder's shares agreed to relinquish certain special voting rights formerly enjoyed by the Founder's shares including, for example, a separate class vote for merger transactions. The Founder's shares have only nominal economic rights and are not considered part of the share capital of the Company.

The reclassified Common shares are listed in Norway on the Oslo Stock Exchange and trade as ADRs in the United States on Nasdaq.

After shareholders' approval of the reclassification, SNSA had 54.9 million outstanding Common shares (which exclude 7.7 million Treasury Common shares). SNSA also had 13.7 million outstanding Founder's shares (which exclude 1.9 million Treasury Founder's shares). The share reclassification did not change the underlying economic interests of existing shareholders.

As of November 30, 2001, 13,729,436 Founder's shares had been issued to Mr. Jacob Stolt-Nielsen. Additional Founder's shares are issuable to holders of outstanding Founder's shares without consideration, in quantities sufficient to maintain a ratio of Common shares to Founder's shares of 4 to 1. Pursuant to Luxembourg law, Founder's shares are not considered to represent capital of SNSA. Accordingly, no stated values for these shares are included in the accompanying consolidated balance sheets.

On November 13, 2001, the Board of Directors approved an interim dividend of $0.125 per Common share and $0.005 per Founder's share which was paid on December 19, 2001 to all shareholders of record as of December 5, 2001.

The Company anticipates, subject to approval at the Annual General Meeting, that a final dividend for 2001 of $0.125 per share will be paid in May 2002.

Dividends are recognized in the accompanying financial statements upon final approval from the Company's shareholders or, in the case of interim dividends, as paid. The interim dividend declared on November 13, 2001 will be recognized in fiscal 2002.


18. STOCK OPTION PLAN

The Company has a 1987 Stock Option Plan (the "1987 Plan") covering 2,660,000 Common shares and a 1997 Stock Option Plan (the "1997 Plan") covering 5,180,000 Common shares. No further grants will be issued under the 1987 Plan. Options granted under the 1987 Plan, and those which have been or may be granted under the 1997 Plan are exercisable for periods of up to ten years. The 1987 Plan and the 1997 Plan are administered by a Compensation Committee appointed by the Company's Board of Directors. The Compensation Committee awards options based on the grantee's position in the Company, degree of responsibility, seniority, contribution to the Company and such other factors as it deems relevant under the circumstances.

On March 6, 2001, at an extraordinary general meeting of shareholders, the Company's share reclassification was approved, effective as of the beginning of the trading day, March 7, 2001. Under the reclassification, the outstanding non-voting Class B shares were reclassified as Common shares on a one-for-one basis. All Class B shares issued in connection with the exercise of options will immediately convert to Common shares upon issuance.

Options granted under both Plans may be exercisable for periods of up to ten years at an exercise price not less than the fair market value per share at the date of the grant. Options vest 25% on the first anniversary of the grant date, with an additional 25% vesting on each subsequent anniversary. The Company accounts for the Plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for all stock option grants between 1997 and 2001, including the Plans of the Company and the stock options of SOSA, been determined consistent with SFAS No. 123, the Company's net income
(loss) and earnings (loss) per share would be reduced to the following pro forma amounts:

                                          For the years ended November 30,
-------------------------------------------------------------------------
(in thousands, except for per share data)    2001         2000       1999
-------------------------------------------------------------------------
NET INCOME (LOSS):
  As Reported                             $23,692     $(12,395)   $46,908
  Pro Forma                                19,332      (16,653)    42,833
BASIC EARNINGS (LOSS) PER SHARE:
  As Reported                             $  0.43     $  (0.23)   $  0.86
  Pro Forma                                  0.35        (0.30)      0.79
DILUTED EPS:
  As Reported                             $  0.43     $  (0.23)   $  0.86
  Pro Forma                                  0.35        (0.30)      0.78

The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to fiscal year 1996, and additional awards in future years are anticipated.

The following table reflects activity under the Plans for the years ended November 30, 2001, 2000 and 1999:

-------------------------------------------------------------------------------------------------------------------------
                                                                     2001                   2000                     1999
                                                                 WEIGHTED               Weighted                 Weighted
                                                                  AVERAGE                average                  average
                                                                 EXERCISE               exercise                 exercise
COMMON SHARES                                          SHARES       PRICE      Shares      price       Shares       price
-------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                    1,189,663     $16.63    1,393,825     $16.15    1,514,775      $16.02
Granted                                                    --         --           --         --           --          --
Exercised                                             (41,425)     13.33     (172,512)     12.57      (43,125)      10.83
Canceled                                              (19,800)     18.88      (31,650)     17.60      (77,825)      16.52
-------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                          1,128,438     $16.72    1,189,663     $16.63    1,393,825      $16.15
-------------------------------------------------------------------------------------------------------------------------
Exercisable at end of year                          1,034,288     $16.41      952,518     $15.90      936,575      $14.57
-------------------------------------------------------------------------------------------------------------------------
Weighted average fair value of options granted                    $   --                  $   --                   $   --
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------


                                                                     2001                   2000                     1999
                                                                 WEIGHTED               Weighted                 Weighted
                                                                  AVERAGE                average                  average
                                                                 EXERCISE               exercise                 exercise
COMMON SHARES                                          SHARES       PRICE      Shares      price       Shares       price
-------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                    1,311,481      $13.48     992,507     $12.87      633,383      $14.93
Granted                                               513,600       14.78     451,100      14.65      421,500        9.88
Exercised                                             (32,988)      11.73    (104,226)     12.27      (21,562)      10.83
Canceled                                              (14,000)      14.04     (27,900)     13.04      (40,814)      15.00
-------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                          1,778,093      $13.88   1,311,481     $13.48      992,507      $12.87
-------------------------------------------------------------------------------------------------------------------------
Exercisable at end of year                            736,393      $13.97     523,686     $14.24      456,832      $14.25
-------------------------------------------------------------------------------------------------------------------------
Weighted average fair value of options granted                     $ 6.40                 $ 6.05                   $ 3.93
-------------------------------------------------------------------------------------------------------------------------

The fair value of each stock option grant is estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

-------------------------------------------------------------------------------------------------------------------------
                                                               2001                        2000                     1999
                                    COMMON                  CLASS B       Common        Class B     Common       Class B
-------------------------------------------------------------------------------------------------------------------------
Risk-free interest rates                --                     5.0%           --           6.2%         --           4.9%
Expected lives (years)                  --                     6.5            --           6.5          --           6.5
Expected volatility                     --                    41.8%           --          39.2%         --          38.1%
Expected dividend yields                --                     1.4%           --           1.9%         --           1.6%
-------------------------------------------------------------------------------------------------------------------------

The following table summarizes information about stock options outstanding as of November 30, 2001:

                                                                            Options outstanding       Options exercisable
-------------------------------------------------------------------------------------------------------------------------
                                                                        Weighted
                                                                         average       Weighted                  Weighted
                                                                       remaining        average                   average
                                                           Number    contractual       exercise        Number    exercise
Range of exercise prices                              outstanding   life (years)          price   exercisable       price
-------------------------------------------------------------------------------------------------------------------------
COMMON SHARES:
$20.125-22.500                                            373,550           6.06         $20.14       279,400      $20.15
$16.875-19.083                                            396,613           4.42          18.28       396,613       18.28
$ 8.500-13.167                                            358,275           2.31          11.41       358,275       11.41
-------------------------------------------------------------------------------------------------------------------------
                                                        1,128,438           4.30         $16.72     1,034,288      $16.41
-------------------------------------------------------------------------------------------------------------------------
CLASS B SHARES:
$17.125-22.500                                            280,651           4.71         $18.04       273,051      $18.02
$10.500-16.917                                          1,094,330           7.75          14.33       256,380       13.12
$ 8.500- 9.875                                            403,112           6.60           9.77       206,962        9.67
-------------------------------------------------------------------------------------------------------------------------
                                                        1,778,093           7.01         $13.88       736,393      $13.97
-------------------------------------------------------------------------------------------------------------------------


19. RESTRICTIONS ON PAYMENT OF DIVIDENDS

On an annual basis, Luxembourg law requires an appropriation of an amount equal to at least 5% of SNSA's unconsolidated net profits, if any, to a "legal reserve" within shareholders' equity, until such reserve equals 10% of the issued share capital of SNSA. This reserve is not available for dividend distribution. SNSA's Capital stock and Founder's shares have no par value. Accordingly, SNSA has assigned a stated value per Common and Class B share of $1.00. At November 30, 2001, this legal reserve amounted to approximately $6.3 million based on Common shares issued on that date. Advance dividends can be declared, up to three times in any fiscal year (at the end of the second, third and fourth quarters), by the Board of Directors; however, they can only be paid after the prior year's financial statements have been approved by SNSA's shareholders, and after a determination as to the adequacy of amounts available to pay such dividends has been made by its independent statutory auditors in Luxembourg. Final dividends are declared by the shareholders once per year at the annual general meeting; both advance and final dividends can be paid out of any SNSA earnings, retained or current, as well as paid-in surplus, subject to shareholder approval. Luxembourg law also limits the payment of stock dividends to the extent sufficient surplus exists to provide for the related increase in stated capital.

As of November 30, 2001, the most restrictive covenant within the Company's loan agreements provides for cumulative limitations on certain payments including dividend payments, share repurchases, and investments and advances to non-consolidated joint ventures and other entities if any.


20. FINANCIAL INSTRUMENTS

The Company has adopted SFAS No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," as amended, as of December 1, 2000, and has identified and designated all derivatives within the scope of SFAS No. 133. Changes in the fair value of the contracts within the scope of SFAS No. 133 on December 1, 2000 increased liabilities and assets by approximately $8.0 million and $2.9 million respectively, with an offsetting amount recorded in accumulated comprehensive income.

This Statement established accounting and reporting standards in the U.S. requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the statement of income, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

All of the Company's derivative activities are over the counter instruments entered into with major financial institutions for hedging the Company's committed exposures or firm commitments with major financial credit institutions. All of the Company's derivative instruments are straightforward foreign exchange forward contracts, and commodity and interest rate swaps, which subject the Company to a minimum level of exposure risk. The Company does not consider that it has a material exposure to credit risk from third parties failing to perform according to the terms of hedge instruments.

pages 52/53

The following foreign exchange contracts, maturing through Novem-ber 2003, were outstanding as of November 30, 2001:

(in thousands)                 Purchase           Sale
------------------------------------------------------
Chilean peso                  4,181,950             --
Japanese yen                  4,000,000        484,201
Norwegian kroner                286,179             --
Euro                             25,146          2,055
Singapore dollars                19,113            401
Canadian dollars                 17,600             --
British pounds sterling           4,650             --

The U.S. dollar equivalent of the currencies which the Company had contracted to purchase was $120.7 million, and to sell was $6.0 million, as of November 30, 2001.

The Company utilizes foreign currency derivatives to hedge committed and forecasted cash flow exposures. In all cases, the terms of the commercial transaction and derivative are matched so that there is no assumed hedge ineffectiveness. Forcasted cash flow hedge gains and losses are not recognized in income until maturity of the contract. Gains and losses of hedges of committed commercial transactions are recorded as a foreign exchange gain or loss.

The Company utilizes foreign currency swap contracts to hedge foreign currency debt into U.S. dollars. The Company also entered into oil futures contracts to hedge a portion of its future bunker purchases.

The Company estimates that during the next 12 months $1.3 million of net unrealized cash flow hedges from future commercial operating commitments will mature.

The following estimated fair value amounts of the Company's financial instruments have been determined by the Company, using appropriate market information and valuation methodologies. Considerable judgement is required to develop these estimates of fair value, thus the estimates provided herein are not necessarily indicative of the amounts that could be realized in a current market exchange:

                                                                                               As of November 30,
-----------------------------------------------------------------------------------------------------------------
                                                                              2001                   2000
-----------------------------------------------------------------------------------------------------------------
                                                                      CARRYING      FAIR    Carrying         Fair
(in millions)                                                          AMOUNT      VALUE      amount        value
-----------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
    Cash and cash equivalents                                          $24.9      $ 24.9     $ 28.8      $   28.8
FINANCIAL LIABILITIES:
    Loans payable to banks and related currency swaps                  284.1       284.1      131.3         131.3
    Long-term debt and related currency and interest rate swaps      1,395.6     1,370.9    1,403.8       1,387.3
FINANCIAL INSTRUMENTS:
    Foreign exchange forward contracts                                  (1.3)       (1.3)        --          (5.1)
    Bunker hedge contracts                                              (0.6)       (0.6)        --            --
-----------------------------------------------------------------------------------------------------------------

The carrying amount of cash and cash equivalents and loans payable to banks are a reasonable estimate of their fair value. The estimated value of the Company's long-term debt is based on interest rates as of November 30, 2001 and 2000, using debt instruments of similar risk. The fair values of the Company's foreign exchange and bunker contracts are based on their estimated market values as of November 30, 2001 and 2000.


21. SUBSEQUENT EVENTS

STOLT OFFSHORE SHARE PRICE GUARANTEE

Vinci, owner of the 6,142,857 Common Shares issued as partial consideration in the acquisition of ETPM in December 1999, has advised SOSA of its intention to sell all of the shares as permitted by the ETPM acquisition agreement. SOSA has advised Vinci that it will organize the sale and it is SOSA's intention to buy the shares back in the second quarter of 2002. The transaction, with a guaranteed value of $113.6 million, will be funded through the use of existing credit facilities of SOSA and the sale of SOSA Common Shares to SNSA and other interested parties for up to $65.0 million. Refer to Note 5, "Business Acquisitions" for further discussion.

SNTG RESTRUCTURING PROGRAM (UNAUDITED)

In early 2001, the Company embarked upon a major strategic initiative to improve the utilization of assets, divest non-core assets and reduce the cost base. One aspect of this initiative is an overhead reduction effort, announced in January, 2002, which management believes will save the Company approximately $10 million per year by 2003. The restructuring program will result in a one-time charge of approximately $10 million in 2002.

COMMON SHARES TRADING HISTORY (UNAUDITED)

                                                                                  For the year ended November 30, 2001
----------------------------------------------------------------------------------------------------------------------
                               NASDAQ (U.S. dollars)                                    OSE (Norwegian kroner)
----------------------------------------------------------------------------------------------------------------------
                  1Q              2Q          3Q           4Q             1Q                 2Q         3Q          4Q
----------------------------------------------------------------------------------------------------------------------
High           18.00           20.27       20.45        14.55          166.50            185.50     189.00      130.00
Low            15.75           14.94       14.45        10.50          130.00            136.00     128.00       93.00